November 23, 2020 Via E-mail (XXXXXXXXXXXXXXXXXXXXX) Dr. Jose-Carlos Gutierrez-Ramos XX XXXXX XXXXXX XXXX XXXXXXXXXX, XX XXXXX Dear Jose-Carlos: As we have discussed, we are delighted to extend an offer employment to you for the position of Chief Scientific Officer (CSO) – an Executive Officer position -- with Danaher Corporation (the “Company”). We are confident that you will make major contributions to the Company, and your leadership will be critical in fully leveraging our talent and the Danaher Business System to achieve our aggressive growth targets. Your role is based in Washington, D.C. and reports directly to Rainer Blair, President and Chief Executive Officer. Please allow this letter to serve as documentation of the employment offer extended to you. Start Date: Your start date for your new position will be no later than December 28, 2020 with the specific date to be finalized as soon as possible (“Start Date”). Base Salary: Your base salary will be $725,000 annually, subject to periodic review, and payable in accordance with the Company’s usual payroll practices. Incentive Compensation: Beginning January 1, 2021, you will be eligible for an annual cash incentive award. The target bonus percentage will be 110% of your annual base salary, subject to periodic review. Such annual cash incentive compensation award shall be subject to the Company’s annual cash incentive compensation award program for Executive Officers, including applicable performance conditions. Benefits: You will be eligible to participate in any associate benefit plan that the Company has adopted or may adopt, maintain, or contribute to for the benefit of its regular exempt employees generally, subject to satisfying any applicable eligibility requirements. You will be eligible to participate in our comprehensive health and other insurance benefits immediately and in our 401(k) retirement plan subject to the applicable plan. Signing Bonus: The Company will provide you a signing bonus equal to $1,600,000 payable with the first normal payroll date in January 2021assuming you have commenced employment with the Company by then. Payment of this signing bonus is conditioned on your execution and return of the enclosed Signing Bonus Repayment Agreement. Vacation / Paid Time Off: You will be eligible for annual vacation / paid time off benefits pursuant to the Company’s vacation /paid time off policy. Exhibit 10.21

4 Stock Options and RSUs: A recommendation will be made to the Compensation Committee of Danaher’s Board of Directors to grant you two sign-on equity awards – the first award in February 2021 and the second award in February 2022 -- with award values and vesting cycles as follows: • February 2021 Grant: $600,000 award value 100% in restricted stock units (RSUs) which would vest 33% per year over 3 years; • February 2022 Grant: $600,000 award value 100% in RSUs which would vest 33% per year over 3 years. Further, a recommendation will also be made to the Compensation Committee of Danaher’s Board of Directors to grant you an equity award as part of Danaher’s annual equity compensation program at its next regularly scheduled meeting after your Start Date at which equity awards are considered. The target award value of this grant would be $2,000,000 (“2021 Annual Award”) which would be split 50% stock options / 50% performance stock units (“PSUs”), subject to any changes made by the Compensation Committee of Danaher’s Board of Directors for 2021 Executive Officer equity awards. The grant of stock options would vest 33% on each of the third, fourth and fifth anniversaries of the grant date, assuming continued employment. The grant of PSUs would be subject to 3 year cliff vesting, assuming continued employment, plus an additional 2-year holding period after vesting with respect to any earned PSUs. You will be eligible annually for an equity award under Danaher’s equity compensation program. The equity awards set forth above will be solely governed by the terms and conditions set forth in Danaher’s 2007 Omnibus Incentive Plan and in the particular form of award agreement required to be signed with respect to each award. Unless Danaher’s Compensation Committee determines otherwise, we intend to use the following methodology in connection with such equity awards: • Except as noted above, the target award value of any grant(s) would be split evenly between stock options and PSUs. • The target award value attributable to stock options will be converted into a specific number of options (rounded up to the nearest ten) based on a methodology for valuing options related to the Black-Scholes-Merton valuation model (“Black Scholes”), with such modifications and assumptions as the Compensation Committee determines. • The target award value attributable to PSUs and RSUs will be converted into a specific number of PSUs or RSUs as applicable (rounded up to the nearest five) using the same average closing price. While historically Danaher’s share price has increased over time, Danaher cannot guarantee that any PSUs, RSUs, or stock options granted to you will ultimately have any particular value or any value. Supplemental Retirement/Deferred Compensation Benefit. You will be eligible to participate in Danaher’s executive supplemental retirement/deferred compensation program. This program is a non- qualified executive benefit designed to supplement retirement benefits that otherwise are limited by IRS regulations; and provide the opportunity for you to defer taxation on a portion of your current income (base salary or ICP bonus or both). Vesting requirements and your participation in the program are subject to all of the terms and conditions set forth in the applicable plan documents. Additional information on the program will be provided to you by Fidelity after you join the Company. Reimbursement for Financial and Tax Assistance: The Company will reimburse you for financial planning and tax preparation services in an amount not to exceed $15,000 annually provided you provide appropriate and satisfactory documentation for such reimbursement and such expenses otherwise satisfy the Company’s practices and policies.

5 At-Will Employment: Nothing in this letter shall be construed as any agreement, express or implied, and without limiting the foregoing nothing in this letter shall be construed as any agreement to employ you for any stated term. Your employment with the Company will be on an at-will basis, which means that either you or the Company can terminate the employment relationship at any time and for any reason (or no reason), with or without notice. Conditions of Employment Offer: This offer of employment is expressly conditioned upon successful completion of a background and] reference checks, a pre-employment/post offer drug screen, and your execution and return of the following documents no later than November 30, 2020: • Authorization and Notification Form(s) (for a consumer report and/or investigative consumer report to be obtained) • Summary of Your Rights Under the FCRA • Criminal History Questionnaire • Agreement Regarding Competition and the Protection of Proprietary Interests and the terms contained therein. • Certification of Danaher Corporation Code of Conduct • Certification of Compliance of Obligations to Prior Employers • Signing Bonus Repayment Agreement • Directors and Officers Questionnaire We anticipate that you will make a very strong contribution to the success of the Company and believe this is an excellent professional opportunity for you. Please do not hesitate to call me with any questions. Regards, Angela S. Lalor Senior Vice President, Human Resources Danaher Corporation